news                                                          UNIT CORPORATION
         1000 Kensington Tower, 7130 South Lewis Avenue, Tulsa, Oklahoma 74136
                                      Telephone 918 493-7700, Fax 918 493-7714



                               Contact:     David T. Merrill
                                            Chief Financial Officer
                                            and Treasurer
                                            (918) 493-7700


For Immediate Release...
July 21, 2004


                     UNIT CORPORATION REPORTS SECOND QUARTER
                       AND FIRST SIX MONTH RESULTS IN 2004


     Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today its financial and operational results for the second quarter and first six months of 2004. Consolidated net income for the second quarter was $20.2 million, or 44 cents per diluted share, on revenues of $114.4 million, compared to 2003's net income of $11.7 million, or 27 cents per diluted share, on revenue of $72.7 million. Revenues increased 57% while net income increased 73% between the comparative quarters. The dramatic improvement in net income comes from all sectors: higher oil and natural gas production and prices, more contract drilling rigs being utilized and increased dayrates.
     For the six-month period, the Company reported consolidated net income of $35.7 million, or 78 cents per diluted share, on revenues of $216.3 million, compared to 2003's net income of $25.7 million, or 59 cents per diluted share, on revenues of $141.2 million. The increases were due to a marked improvement in oil and natural gas production, rig utilization and dayrates.

UNIT DRILLING RESULTS
     Contract drilling revenues increased 48% between the comparative second quarters to $67.1 million, primarily due to an increase in dayrates and the number of rigs utilized. The average rig utilization was 83.7 rigs in the second quarter of 2004, up 34% from 2003's second quarter. Currently, Unit has 86 of its 89 active rigs operating. Our 90th rig should be in service in early August 2004, and the 91st is currently scheduled to be placed into service in September 2004. Daywork rates for the second quarter averaged $8,751 per day, which was 15% above the comparable quarter of 2003.

     Between the comparative first six months, contract drilling revenues increased 63% to $130.3 million with rig utilization increasing to an average of
82.6 rigs operating during the first six months of 2004 as compared to an average 56.8 rigs operating in the first six months of 2003. Contract drilling operating margins (per drilling rig) averaged $2,353 per day during the first six months of 2004, compared to $1,784 for the same period in 2003.

UNIT PETROLEUM RESULTS

     Revenues from Unit's oil and natural gas operations increased 72% in the second quarter to $46.3 million due to significantly higher oil and natural gas prices and production. During the first six months of 2004, oil and natural gas revenues were $84.3 million, an increase of 40% over the same period in 2003. Natural gas production was 6,614 million cubic feet (MMcf) in the second quarter of 2004, while oil production for the same period was 278,000 barrels. Natural gas production was 12,908 MMcf in the first six months of 2004, while oil production for the same period was 494,000 barrels. Equivalent barrel production was up 18% on a year-over-year basis, excluding the acquisition of PetroCorp Incorporated in February 2004. Including the PetroCorp production, the first six months equivalent barrel production for 2004 increased 41%.
     Average natural gas prices received during the second quarter of 2004 increased 18% to $5.57 per Mcf compared to $4.74 per Mcf during the second quarter of 2003. The average oil price received was $31.12 per barrel in the second quarter of 2004 and $25.51 per barrel in the 2003 comparative quarter, a 22% increase. For the first six months of 2004, average natural gas prices received decreased 2% to $5.24 per Mcf compared to $5.34 per Mcf during the first six months of 2003. The average oil price received was $30.91 per barrel in the first six months of 2004 compared to $27.86 per barrel in 2003, an 11% increase. During the first six months of 2004, Unit completed 73 wells with a success rate of 86%, compared to 62 wells completed during the first six months of 2003 with an 85% success rate.

OTHER BUSINESS ACTIVITY
     Unit has reached an agreement to acquire the 60% of Superior Pipe Line Company LLC that it does not own for $19.8 million. Superior Pipeline is a mid-stream company engaged primarily in the gathering, processing and treating of natural gas. The company owns one natural gas treatment plant, two processing plants, 12 active gathering systems and 375 miles of pipeline. Cash flow (net income plus depreciation) for the company was $4.5 million in 2003. Superior operates in western Oklahoma and the Texas Panhandle and has been in business for 8 years. This transaction is expected to close on July 29.

MANAGEMENT COMMENTS
     "Favorable commodity prices and current industry conditions are presenting more growth opportunities for Unit," said John Nikkel, Chairman and Chief Executive Officer. "We recently announced that Unit signed an agreement to acquire Sauer Drilling Company for $34.7 million in cash and an amount equal to Sauer's working capital at closing. The acquisition includes 9 drilling rigs, a fleet of trucks, and an equipment and repair yard with associated inventory, located in Casper, Wyoming. Of the 9 rigs, 8 are currently operating under contract in the Wind River Basin in Wyoming and the Paradox Basin in Colorado. The acquisition will expand our operations in the Rocky Mountains where we currently have 10 rigs. At closing, which is expected on or about July 30, 2004, our fleet will total 100 land drilling rigs.
     Our exploration and production operations are on track to drill 165 to 175 wells by year-end. The acquisition of the remaining interest in Superior Pipeline should be a great benefit to our operations. The gas gathering and processing business is a logical extension of our exploration activities. We are pleased with the industry's present conditions and will continue our emphasis on growing our asset base."

WEBCAST
     Unit will webcast its second quarter earnings conference call live over the Internet on July 21, 2004 at 11:00 a.m. Eastern Time. To listen to the live call, please go to www.unitcorp.com at least fifteen minutes prior to the start of the call to download and install any necessary audio software. For those who are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for twelve months.

        ----------------------------------------------------------------

     Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production and contract drilling. Unit's Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

     This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the closing of the pending acquisitions, the productive capabilities of the wells, future demand for oil and natural gas, future rig utilization and dayrates, oil and gas reserve information, anticipated production rates from company wells, the prospective capabilities of offset acreage, anticipated oil and natural gas prices, the number of wells to be drilled by the company, development, operational, implementation and opportunity risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially from those expected.

                                Unit Corporation
                  Selected Financial and Operations Highlights
                      (In thousands except per share data)

                                     Three Months Ended     Six Months Ended
                                          June 30,             June 30,
                                       2003      2004       2003       2004
-------------------------------------------------------------------------------
Statement of Income:
  Revenues:
    Contract drilling               $  45,221  $  67,110  $  79,787  $ 130,324
    Oil and natural gas                26,871     46,334     60,119     84,324
    Other                                 572        999      1,317      1,695
                                    ---------- ---------- ---------- ----------
            Total revenues             72,664    114,443    141,223    216,343
                                    ---------- ---------- ---------- ----------
  Expenses:
    Contract drilling:
        Operating costs                33,641     48,364     61,452     94,920
        Depreciation and
          amortization                  5,899      7,754     10,793     15,218
    Oil and natural gas:
        Operating costs                 5,893     10,662     12,508     20,394
        Depreciation, depletion and
          amortization                  6,445     11,535     12,492     21,712
    General and administrative          2,070      3,103      4,520      5,874
    Other                                 209        290        529        512
    Interest expense                      175        514        386        931
                                    ---------- ---------- ---------- ----------
            Total expenses             54,332     82,222    102,680    159,561
                                    ---------- ---------- ---------- ----------
Income Before Income Taxes             18,332     32,221     38,543     56,782
                                    ---------- ---------- ---------- ----------
Income Tax Expense:
    Current                               144      1,556        299      2,127
    Deferred                            6,824     10,751     14,350     19,514
                                    ---------- ---------- ---------- ----------
            Total income taxes          6,968     12,307     14,649     21,641
                                    ---------- ---------- ---------- ----------
Equity in Earnings of
  Unconsolidated Investments
  Net of Income Tax                       327        270        456        550
                                    ---------- ---------- ---------- ----------

Income Before Change in
  Accounting Principle                 11,691     20,184     24,350     35,691
Cumulative Effect of Change
  in Accounting Principle                ----       ----      1,325       ----
                                    ---------- ---------- ---------- ----------
Net Income                          $  11,691  $  20,184  $  25,675  $  35,691
                                    ========== ========== ========== ==========
Income Before Change in
  Accounting Principle
  Per Common Share:
    Basic                           $     .27  $     .44  $     .56  $     .78
    Diluted                         $     .27  $     .44  $     .56  $     .78
Net Income Per Common Share:
    Basic                           $     .27  $     .44  $     .59  $     .78
    Diluted                         $     .27  $     .44  $     .59  $     .78
Weighted Average Common
  Shares Outstanding:
    Basic                              43,521     45,723     43,477     45,697
    Diluted                            43,749     45,931     43,690     45,887

                                                  December 31,    June 30,
                                                     2003          2004
------------------------------------------------------------------------------
Balance Sheet Data:
    Current assets                                $   72,742    $   95,581
    Total assets                                  $  712,925    $  889,487
    Current liabilities                           $   51,811    $   68,611
    Long-term debt                                $      400    $   70,000
    Other long-term liabilities                   $   17,893    $   24,146
    Deferred income taxes                         $  127,053    $  173,616
    Shareholders' equity                          $  515,768    $  553,114


                                                      Six Months Ended
                                                          June 30,
                                                     2003          2004
------------------------------------------------------------------------------
Statement of Cash Flows Data:
     Cash Flow From Operations before Changes
       in Working Capital (1)                     $   63,550    $   92,849
     Net Change in Working Capital                    (2,895)        1,325
                                                  -----------   -----------
     Net Cash Provided by Operating Activities    $   60,655    $   94,174
                                                  ===========   ===========
     Net Cash Used in Investing Activities        $   44,082    $  164,410
     Net Cash Provided by (Used in)
       Financing Activities                       $  (15,744)   $   75,417


                                         Three Months Ended   Six Months Ended
                                              June 30,           June 30,
                                           2003      2004      2003      2004
-------------------------------------------------------------------------------
Contract Drilling Operations Data:

    Rigs Utilized                            62.4      83.7      56.8      82.6
    Operating Margins (2)                     26%       28%       23%       27%
    Operating Profit Before
      Depreciation (2)($MM)              $   11.6  $   18.7  $   18.3  $   35.4

Oil and Natural Gas Operations Data:

    Production
        Oil - MBbls                           123       278       238       494
        Natural Gas - MMcf                  4,955     6,614     9,810    12,908
    Average Prices
        Oil -- Bbl                       $  25.51  $  31.12  $  27.86  $  30.91
        Natural Gas - Mcf                $   4.74  $   5.57  $   5.34  $   5.24
    Operating Profit Before
      DD&A (2)($MM)                      $   21.0  $   35.7  $   47.6  $   63.9

-------------
(1) Unit Corporation considers Unit's cash flow from operations before changes in working capital an important measure in meeting the performance goals of the company.
(2) Operating profit before depreciation is calculated by taking operating revenues by segment less operating expenses by segment excluding depreciation, depletion, amortization and impairment, general and administrative and interest expense. Operating margins are calculated by taking operating profit divided by segment revenue.